UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of earliest event reported: October 17, 2012:

Mirenco, Inc.

(Exact name of registrant as specified in its charter)

                      Iowa                     333-41092                  39-1878581

           (State or other jurisdiction   (Commission File Number)     (I.R.S. Employer

          of                                                 Identification No.)

               incorporation or

                organization)

                        206 May Street, P.O. Box 343, Radcliffe, Iowa 50230

(Address of principal executive offices) (Zip Code)

(515)899-2164

Registrant's telephone number, including area code:

              ____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Merlin Hanson and Tim Neugent resigned as directors of Mirenco, Inc. (the "Company"). Neither Mr. Hanson’s or Mr. Neugent’s resignation was the result of any disagreement the company or its board on any matter relating to the Company's operations, policies or practices.

The Board of Directors of Mirenco, Inc. (the “Company”) unanimously appointed Mr. Robert Glace as director of the Company effective October 17, 2012. Mr. Glace has not been named and is not expected to be named to any committees of the Board of Directors at this time.

Robert Glace has lived in the New Providence / Eldora, Iowa area for 32 years and now resides in Waterloo, Iowa. Robert has been involved with agriculture in one way or another all of his life. He has invested in farmland since the mid 80's and is a major stockholder of Mirenco. He has served on numerous church and community committees and now concentrates on several charitable organizations. Mr. Glace doesn't believe that we "own" anything, but that we should all manage what we are blessed with to the best of our ability.

As compensation, Mr. Glace will receive 1,000 options per meeting attended.